Exhibit 99.1

GlobalWafers Successfully Consummates Acquisition of SunEdison Semiconductor

Hsinchu, Taiwan – December 2, 2016 (Taiwan time) – GlobalWafers Co., Ltd. (TPEx: 6488) (“GlobalWafers”) is pleased to announce that the acquisition of SunEdison Semiconductor Limited (“SunEdison Semiconductor”) by GlobalWafers has been successfully completed. This follows GlobalWafers’ announcement on August 18, 2016 to acquire all outstanding ordinary shares of SunEdison Semiconductor in a transaction valued at USD 683 million, a figure that includes SunEdison Semiconductor’s outstanding net debt.

The combined entity will bring together GlobalWafers’ unparalleled operating model and market strengths with SunEdison Semiconductor’s expansive global footprint and product development capabilities. GlobalWafers will see a meaningful expansion of its production capabilities and breadth in product and global customer base, including greater access to the Korea and EU as well as SOI product technologies and capacity. It will also have a significant increase in financial scale. The transaction will ultimately provide the foundation for GlobalWafers to be a good wafer solution provider and long term partner for all semiconductor customers.

“Our enterprise footprint of 17 operation sites located in 10 countries is strategically positioned in all regions to support our customers more effectively,” said Doris Hsu, Chairperson and CEO of GlobalWafers. “The new GlobalWafers will be customer-centric with our success being gauged by the satisfaction level of our customers. Our goal is to aggressively be our customers’ supplier of choice as it relates to quality, technology, supply, support and price.”

Advisors

Nomura Securities is acting as sole financial advisor to GlobalWafers, and White & Case LLP is acting as legal advisor to GlobalWafers. Barclays Capital is serving as financial advisor to SunEdison Semiconductor and Bryan Cave LLP is serving as legal counsel to SunEdison Semiconductor.

About GlobalWafers

Headquartered in Hsinchu, Taiwan, GlobalWafers is one of the six largest silicon wafer manufacturers in the world. Founded in 1981, it was the semiconductor business unit of SAS (Sino-American Silicon Product Inc.) and spun off as GlobalWafers Co., Ltd. in 2011. Specializing in 3” to 12” silicon wafer manufacturing, product applications extend through power management, automotive, IT and MEMS. GlobalWafers operates out of nine facilities in Taiwan, China, USA, Japan, Denmark, and Poland. GlobalWafers is listed on the Taipei Exchange.

About SunEdison Semiconductor

SunEdison Semiconductor is a global leader in the manufacture and sale of silicon wafers to the semiconductor industry. For over 55 years, SunEdison Semiconductor has been a pioneer in the design and development of silicon wafer technologies. With R&D and manufacturing facilities in the U.S., Europe, and Asia, SunEdison Semiconductor enables the next generation of high performance semiconductor devices.

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements. These forward-looking statements are subject to risks and uncertainties. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and GlobalWafers make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.

Contacts

GlobalWafers

Spokesperson: William Chen	+886-3-577-2255 (ext. 2280)
William@sas-globalwafers.com

Deputy: Jason Chien	+886-3-577-2255 (ext. 2379)
Jason.chien@sas-globalwafers.com